As filed with the Securities and Exchange Commission on February 5, 2014

Registration No. 33-16320

Registration No. 33-68548

Registration No. 333-02805

Registration No. 333-47838

Registration No. 333-59706

Registration No. 333-109973

Registration No. 333-176597

Registration No. 333-189126

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-8 REGISTRATION STATEMENT NO. 33-68548

FORM S-8 REGISTRATION STATEMENT NO. 333-02805

FORM S-8 REGISTRATION STATEMENT NO. 333-47838

FORM S-8 REGISTRATION STATEMENT NO. 333-59706

FORM S-8 REGISTRATION STATEMENT NO. 333-109973

FORM S-8 REGISTRATION STATEMENT NO. 333-189126

Post-Effective Amendment No. 2

To

FORM S-8 REGISTRATION STATEMENT NO. 33-16320

FORM S-8 REGISTRATION STATEMENT NO. 333-176597

UNDER

THE SECURITIES ACT OF 1933

DYNAMICS RESEARCH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2211809
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Two Tech Drive

Andover, Massachusetts 01810-2434

(978) 289-1500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1983 STOCK OPTION PLAN

1993 EQUITY INCENTIVE PLAN

1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

2000 INCENTIVE PLAN

JAMES P. REGAN NON-STATUTORY STOCK OPTION AGREEMENT

2000 EMPLOYEE STOCK PURCHASE PLAN

2003 INCENTIVE PLAN

WILLIAM HOOVER NON-QUALIFIED STOCK OPTION AGREEMENT

2011 EMPLOYEE STOCK PURCHASE PLAN

2013 INCENTIVE PLAN

(Full titles of plans)

Thomas O. Miiller, Esq.

Corporate Secretary

Dynamics Research Corporation

c/o Engility Holdings, Inc.

3750 Centerview Drive

Chantilly, Virginia 20151

(703) 708-1400

(Name, address and telephone number of agent for service)

With a copy to:

Ryan D. Thomas, Esq.

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements of Dynamics Research Corporation, a Massachusetts corporation (“DRC”) (collectively, the “Registration Statements”):

•	Registration Statement No. 33-16320, filed with the Securities and Exchange Commission (the “SEC”) on August 6, 1987, registering 406,054 Shares under the 1983 Stock Option Plan, as amended;

•	Registration Statement No. 33-68548, filed with the SEC on September 9, 1993, registering 400,000 Shares under the 1993 Equity Incentive Plan;

•	Registration Statement No. 333-02805, filed with the SEC on April 24, 1996, registering 100,000 Shares under the 1995 Stock Option Plan for Non-Employee Directors;

•	Registration Statement No. 333-47838, filed with the SEC on October 12, 2000, registering 1,750,000 Shares and Preferred Stock Purchase Rights under the 2000 Incentive Plan and the James P. Regan Non-Statutory Stock Option Agreement;

•	Registration Statement No. 333-59706, filed with the SEC on April 27, 2001, registering 800,000 Shares under the 2000 Employee Stock Purchase Plan;

•	Registration Statement No. 333-109937, filed with the SEC on October 24, 2003, registering 500,000 Shares under the 2003 Incentive Plan and the William Hoover Non-Qualified Stock Option Agreement;

•	Registration Statement No. 333-176597, filed with the SEC on August 31, 2011, registering 250,000 Shares under the 2011 Employee Stock Purchase Plan, as amended; and

•	Registration Statement No. 333-189126, filed with the SEC on June 6, 2013, registering 400,000 Shares under the 2013 Incentive Plan.

DRC is filing this Post-Effective Amendment No. 1 or No. 2, as the case may be, to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by DRC pursuant to the above referenced Registration Statements.

Pursuant to an Agreement and Plan of Merger, dated as of December 20, 2013 (the “Merger Agreement”), by and among DRC, Engility Corporation, a Delaware corporation (“Engility”), and Engility Solutions, Inc., a former Massachusetts corporation and wholly owned subsidiary of Engility (“Merger Sub”), on January 31, 2014, Merger Sub merged with and into DRC (the “Merger”). Pursuant to the terms of the Merger Agreement, each Share of DRC common stock outstanding immediately prior to the effective time of the Merger ceased to be outstanding and (other than (i) Shares owned by Engility, Merger Sub or any of their direct or indirect wholly-owned subsidiaries, (ii) Shares owned by DRC or any of its wholly-owned subsidiaries and (iii) Shares held by shareholders who properly exercise appraisal rights under Massachusetts law, if any) was converted into the right to receive $11.50 in cash, without interest, less any applicable withholding taxes. As a result of the Merger, DRC became a wholly owned subsidiary of Engility.

As a result of the consummation of the transactions contemplated by the Merger Agreement, DRC has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by DRC in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, DRC hereby removes and withdraws from registration all securities of DRC registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 or No. 2, as the case may be, to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chantilly, Commonwealth of Virginia, on this February 5, 2014.

DYNAMICS RESEARCH CORPORATION

By:	/s/ Thomas O. Miiller
Name:	Thomas O. Miiller
Title:	Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 or No. 2, as the case may be, to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.